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Exhibit 10.50


                        [BIOCIRCUITS LETTERHEAD]


April 3, 1997



Dear ______________,

I am pleased to inform you that the Board of Directors on March 20, 1997, approved a retention package to encourage your continued service to the Company. This retention package is in addition to and separate from the terms of your employment agreement with the Company. You should not worry that the terms of your continued employment by the Company have been modified in any way.

Under this retention package you will receive a lump sum retention payment equal to [six/twelve] months salary (less standard deductions and withholdings of course), if you are employed by the Company on the closing date of a merger or sale of the Company (as determined by the Board of Directors) occurring before March 20, 1998.

We appreciate your efforts, and look forward to working with you through this difficult period.

Sincerely,



John Kaiser
President and Chief Executive Officer



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